EXHIBIT 99.1

            SMITH CORONA SEEKS CHAPTER 11 PROTECTION

                              Contact:  Theodore Lowen
                                        Manning, Selvage & Lee
                                        (212) 213-7076

     NEW CANAAN, Conn. -- July 5, 1995 -- Smith Corona Corporation (NYSE:SCO) announced today that the Company has filed for protection in the United States Bankruptcy Court for the District of Delaware and will reorganize under Chapter 11 of the U.S. Bankruptcy Code. None of the Company's subsidiaries and foreign affiliates were included in the filing.

     The Company said it elected to seek court protection in order to obtain additional financing, stabilize its operations and facilitate its previously announced restructuring plan. As recently announced, Smith Corona has retained the firm of R. F. Stengel & Co., an experienced financial restructuring/turnaround advisor. Ronald F. Stengel will serve as the chief executive officer and president, as well as a member of the board of directors. Thomas A. Cawley, vice president of R. F. Stengel, will also serve as a director.

     As part of its restructuring efforts, Smith Corona has obtained a loan commitment for $20 million. Once approved by the court, the new loan, together with existing financing, will provide sufficient capital to fund the Company's operations during the reorganization.

     "We believe the filing of the Chapter 11 petition is a prudent step and is in the best interests of the Company, our employees, customers and vendors," said Ron Stengel, President and Chief Executive Officer of Smith Corona. "We are exploring all of our options in an effort to take advantage of the Company's strengths in manufacturing and distribution as well as its strong brand equity worldwide."

     "Our first priority is to stabilize our operations in the very short-term, while maintaining and building upon our long-standing relationships with key customers," said Stengel.

     Smith Corona, based in New Canaan, Connecticut, is a leading marketer worldwide of a full range of small office and home office products, including personal word processors, portable electric typewriters, facsimile machines and other office products.


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